Exhibit 99.1

TRANSCEPT PHARMACEUTICALS REPORTS

SECOND QUARTER 2012 FINANCIAL RESULTS

Conference call scheduled for 4:30 PM Eastern time today

Point Richmond, Calif., August 13, 2012 – Transcept Pharmaceuticals, Inc. (Nasdaq: TSPT), a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience, today announced financial results for the three and six months ended June 30, 2012.

Transcept reported cash, cash equivalents and marketable securities of $92.2 million at June 30, 2012. On May 1, 2012, Transcept completed a public offering of 4.5 million shares of common stock with net proceeds to the Company of approximately $37.7 million after deducting underwriting discounts, commissions and estimated offering expenses.

On April 5, 2012, Transcept announced that Intermezzo® (zolpidem tartrate) sublingual tablet C-IV became commercially available in the United States. Purdue Pharmaceutical Products L.P., or Purdue, plans to invest approximately $100 million to support the sales and marketing of Intermezzo during the first twelve months of commercialization, including the deployment of a newly formed 275-person national sales force devoted exclusively to the promotion of Intermezzo. Intermezzo is the first FDA approved Transcept product.

“Purdue is engaged in a substantial effort to introduce Intermezzo to the medical community and educate physicians about sleep problems which occur in the middle of the night,” noted Glenn A. Oclassen, President and Chief Executive Officer of Transcept. “We are pleased by their commitment to the product and look forward to the continued progress of the Intermezzo launch.”

Three months ended June 30, 2012 financial results

Transcept recorded $0.5 million in revenue for the quarter ended June 30, 2012 all of which related to royalties based on Purdue net sales of Intermezzo to wholesalers. Revenue for the same period in 2011 consisted of $3.1 million of license fees for recognition of a portion of the $25 million received from Purdue in connection with the collaboration agreement for commercialization of Intermezzo in the United States. All revenue from this license fee was recognized by year-end 2011.

Research and development expense for the quarter ended June 30, 2012 was approximately $2.9 million, compared to approximately $2.8 million for the same period in 2011. Research and development expense in both periods was primarily attributable to expense associated with our Phase 2 study for the TO-2061 development program. Research and development expense included non-cash stock compensation expense of approximately $0.2 million for each of the quarters ended June 30, 2012 and 2011.

General and administrative expense for the quarter ended June 30, 2012 was approximately $2.7 million, compared to approximately $2.6 million for the same period in 2011. The increase in general and administrative expense was primarily attributable to increased external professional fees, including third-party consultants and market research. General and administrative expense included non-cash stock compensation expense of approximately $0.5 million for the quarter ended June 30, 2012, compared to approximately $0.4 million for the same period in 2011.

Net loss for the quarter ended June 30, 2012 was approximately $5.1 million, or $0.30 per share (basic and diluted), compared to a net loss of approximately $2.2 million, or $0.17 per share (basic and diluted), for the same period in 2011. This increase in net loss was primarily attributable to the completion in 2011 of the revenue recognition associated with the $25 million license fee related to the Purdue collaboration agreement. The weighted average shares used to calculate basic and diluted net loss per share were 17,053,419 and 13,488,151 for the quarters ended June 30, 2012 and June 30, 2011, respectively. At June 30, 2012, there were 18,551,926 common shares outstanding and 3,516,496 common shares underlying outstanding options and warrants.

Six months ended June 30, 2012 financial results

Transcept recorded $0.5 million in revenue for the six months ended June 30, 2012 all of which related to royalties based on Purdue net sales of Intermezzo to wholesalers. Revenue for the same period in 2011 consisted of $6.3 million of license fees for recognition of a portion of the $25 million received from Purdue in connection with the collaboration agreement for commercialization of Intermezzo in the United States. All revenue from this license fee was recognized by year-end 2011.

Research and development expense for the six months ended June 30, 2012 was approximately $5.2 million, compared to approximately $5.3 million for the same period in 2011. Research and development expense in both periods was primarily attributable to expense associated with our Phase 2 study for the TO-2061 development program. Research and development expense included non-cash stock compensation expense of approximately $0.4 million for the six months ended June 30, 2012 and approximately $0.3 million for the six months ended June 30, 2011.

General and administrative expense for the six months ended June 30, 2012 was approximately $5.5 million, compared to approximately $5.1 million for the same period in 2011. The increase in general and administrative expense for the six months ended June 30, 2012 as compared to the same period in 2011 is primarily due to increased external professional fees, including third-party consulting, legal and market research. General and administrative expense included non-cash stock compensation expense of approximately $1.0 million for each of the six months ended June 30, 2012 and 2011.

Net loss for the six months ended June 30, 2012 was approximately $10.3 million, or $0.67 per share (basic and diluted), compared to a net loss of approximately $4.2 million, or $0.31 per share (basic and diluted), for the six months ended June 30, 2011. This increase in net loss was primarily attributable to the completion in 2011 of the revenue recognition associated with the $25 million license fee related to the Purdue collaboration agreement. The weighted average shares used to calculate basic and diluted net loss per share were 15,489,403 and 13,474,637 for the six months ended June 30, 2012 and June 30, 2011, respectively.

Conference call and webcast information

Transcept will host a conference call and webcast on Monday, August 13, 2012, at 4:30 p.m. ET to discuss second quarter 2012 financial results. Telephone numbers for the live conference call are 877-638-4558 (U.S.) or 914-495-8537 (International). The webcast can be accessed on the Investors page of the Transcept website at www.transcept.com and will be available for replay until close of business on September 30, 2012. A playback of the call will be available through August 18, 2012, by dialing 855-859-2056 (U.S.) or 404-537-3406 (International), replay ID: 11051926.

About Transcept

Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience. Intermezzo® (zolpidem tartrate) sublingual tablet C-IV is the first FDA approved Transcept product. Purdue holds commercialization and development rights for Intermezzo in the United States. Transcept is currently conducting a Phase 2 study of an investigational product, TO-2061, in patients with obsessive-compulsive disorder. For further information about Transcept, please visit www.transcept.com. For information about Intermezzo, please visit www.IntermezzoRx.com.

Forward looking statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenues, projected expenses, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to the following: the plan by Purdue to invest $100 million in the sales and marketing of Intermezzo during the first twelve months of commercialization, including the deployment of 275 sales personnel devoted to the promotion of Intermezzo; our expectation of better understanding future Intermezzo sales growth; and the progression of the commercialization of Intermezzo. Transcept may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in our forward-looking statements and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Transcept makes, including the following: achieving acceptance of Intermezzo by physicians, patients and third party payors; supplying sufficient quantities of Intermezzo from third party manufacturers and suppliers to meet anticipated market demand; the impact of competitive products and the market for Intermezzo generally; our dependence on our collaboration with Purdue; and obtaining, maintaining and protecting regulatory exclusivity and intellectual property protection for Intermezzo; and the ability of Transcept to obtain additional funding, if needed, to support its business activities. These and other risks are described in greater detail in the “Risk Factors” section of Transcept periodic reports filed with the SEC. Forward-looking statements do not reflect the potential impact of any future in-licensing, collaborations, acquisitions, mergers, dispositions, joint ventures, or investments Transcept may enter into or make. Transcept does not assume any obligation to update any forward-looking statements, except as required by law.

FINANCIAL TABLES FOLLOW

Transcept Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue:
Royalty revenue	$493	$—	$493	$—
License fee revenue	—	3,125	—	6,250

Total Revenue	493	3,125	493	6,250

Operating expense:
Research and development	2,859	2,763	5,216	5,254
General and administrative	2,731	2,582	5,515	5,126

Total operating expense	5,590	5,345	10,731	10,380

Loss from operations	(5,097)	(2,220)	(10,238)	(4,130)
Interest and other income (expense), net	(43)	(26)	(79)	(55)

Net loss	$(5,140)	$(2,246)	$(10,317)	$(4,185)

Basic and diluted net loss per share	$(0.30)	$(0.17)	$(0.67)	$(0.31)

Weighted average shares outstanding	17,053	13,488	15,489	13,475

Comprehensive loss	$(5,142)	$(2,222)	$(10,348)	$(4,146)

Transcept Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited, in thousands)

	June 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$48,994	$10,659
Marketable securities	43,239	51,703
Other current assets	3,037	3,475

Total current assets	95,270	65,837
Property and equipment, net	198	314
Goodwill	2,962	2,962
Other assets	—	38

Total assets	$98,430	$69,151

Liabilities and stockholders’ equity
Total current liabilities	$3,118	$3,339
Total non-current liabilities	—	60

Total liabilities	3,118	3,399
Stockholders’ equity:
Common stock and additional paid-in capital	205,725	165,817
Accumulated deficit	(110,411)	(100,094)
Accumulated other comprehensive income	(2)	29

Total stockholders’ equity	95,312	65,752

Total liabilities and stockholders’ equity	$98,430	$69,151

Contact:

Transcept Pharmaceuticals, Inc.

Greg Mann

Senior Director, Corporate Communications

(510) 215-3567

gmann@transcept.com